NEWS RELEASE
FOR IMMEDIATE RELEASE
April 24, 2024
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS SECOND QUARTER FISCAL YEAR 2024 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended March 31, 2024. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

The highlights for the quarter include:
•net income of $13.8 million;
•basic and diluted earnings per share of $0.11;
•net interest margin of 1.82%, an improvement of 11 basis points from the prior quarter;
•paid dividends of $0.085 per share; and
•on April 23, 2024, announced a cash dividend of $0.085 per share, payable on May 17, 2024 to stockholders of record as of the close of business on May 3, 2024.

Comparison of Operating Results for the Three Months Ended March 31, 2024 and December 31, 2023
For the quarter ended March 31, 2024, the Company recognized net income of $13.8 million, or $0.11 per share, compared to a net income of $2.5 million, or $0.02 per share, for the quarter ended December 31, 2023. The higher net income in the current quarter was due primarily to the prior quarter including $13.3 million ($10.0 million net of tax) of net losses related to the strategic securities transaction ("securities strategy") discussed in the "Comparison of Operating Results for the Six Months Ended March 31, 2024 and March 31, 2023" section below. Excluding the securities strategy, earnings per share would have been $0.10 for the prior quarter. The increase in earnings per share in the current quarter, excluding the net losses on securities sales related to the securities strategy in the prior quarter, was due primarily to an increase in the net interest margin. The net interest margin increased 11 basis points, from 1.71% for the prior quarter to 1.82% for the current quarter due mainly to a full quarter of higher yielding securities that were purchased during the prior quarter in association with the securities strategy.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$76,122	$75,941	$181	0.2%
Mortgage-backed securities ("MBS")	7,794	5,859	1,935	33.0
Cash and cash equivalents	4,513	4,778	(265)	(5.5)
Federal Home Loan Bank Topeka ("FHLB") stock	2,528	2,586	(58)	(2.2)
Investment securities	2,332	2,528	(196)	(7.8)
Total interest and dividend income	$93,289	$91,692	$1,597	1.7

The increase in interest income on MBS was due to an increase in the weighted average yield from having a full quarter of securities at higher market yields purchased in association with the securities strategy. The weighted average yield on MBS increased 133 basis points compared to the prior quarter. The decrease in interest income on investment securities was due to a decrease in the average balance of the portfolio, partially offset by a higher weighted average yield, both a result of the securities strategy as not all the proceeds from the securities sale were reinvested into the securities portfolio. See additional discussion regarding the use of the proceeds from the securities sale in the "Comparison of Operating Results for the Six Months Ended March 31, 2024 and March 31, 2023" section below.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$33,415	$32,443	$972	3.0%
Borrowings	18,554	19,656	(1,102)	(5.6)
Total interest expense	$51,969	$52,099	$(130)	(0.2)

The increase in interest expense on deposits was due primarily to increases in the weighted average rate paid and the average balance of the retail certificate of deposit portfolio, partially offset by decreases in the weighted average rate paid and the average balance of money market accounts. A large portion of the decrease in the average balance of money market accounts during the current quarter was related to the Presidents' Day certificate of deposit campaign as funds from money market accounts moved to certificates of deposit as a result of the campaign. The weighted average rate of the money market portfolio decreased due primarily to management lowering the rates for certain tiers during the current quarter. The decrease in interest expense on borrowings was due mainly to the pay down of $500.0 million of borrowings under the Federal Reserve's Bank Term Funding Program ("BTFP"), as part of the securities strategy during the prior quarter.

Provision for Credit Losses
For the quarter ended March 31, 2024, the Bank recorded a provision for credit losses of $301 thousand, compared to a provision for credit losses of $123 thousand for the prior quarter. The provision for credit losses in the current quarter was comprised of a $456 thousand increase in the allowance for credit losses ("ACL") for loans, partially offset by a $155 thousand release in the reserve for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to commercial loan growth and disbursements on commercial loans, along with changes in the commercial loan mix. See additional discussion regarding changes to the loan mix in the "Financial Condition as of March 31, 2024" section below. The release of provision for credit losses associated with the reserves for off-balance sheet credit exposures was due primarily to a reduction in the balance of commercial off-balance sheet credit exposures due to loans funding.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,451	$2,575	$(124)	(4.8)%
Insurance commissions	735	863	(128)	(14.8)
Net loss from securities transactions	—	(13,345)	13,345	100.0
Other non-interest income	1,457	1,013	444	43.8
Total non-interest income	$4,643	$(8,894)	$13,537	152.2

The net loss from securities transactions in the prior quarter relates to the securities strategy. There was no similar transaction in the current quarter. The increase in other non-interest income was due mainly to an increase in income on bank-owned life insurance related to the receipt of death benefits in the current quarter while none were received in the prior quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$12,887	$12,992	$(105)	(0.8)%
Information technology and related expense	4,954	5,369	(415)	(7.7)
Occupancy, net	3,481	3,372	109	3.2
Federal insurance premium	1,727	1,860	(133)	(7.2)
Regulatory and outside services	1,380	1,643	(263)	(16.0)
Advertising and promotional	1,271	988	283	28.6
Deposit and loan transaction costs	867	542	325	60.0
Office supplies and related expense	419	361	58	16.1
Other non-interest expense	1,459	1,381	78	5.6
Total non-interest expense	$28,445	$28,508	$(63)	(0.2)

The decrease in salaries and employee benefits was due mainly to a decrease in loan commissions compared to the prior quarter. The decrease in information technology and related expense was due primarily to lower software licensing expenses and professional services, mainly related to costs associated with the digital transformation. The decrease in regulatory and outside services was due primarily to the timing of external audit expenses. The increase in advertising and promotional expense was due mainly to the timing of campaigns. The increase in deposit and loan transaction costs was due primarily to expenses related to calendar year-end processing.

The Company's efficiency ratio was 61.89% for the current quarter compared to 92.86% for the prior quarter. Excluding the net losses from the securities strategy, the efficiency ratio would have been 64.73% for the prior quarter. The improvement in the efficiency ratio, excluding the securities strategy, was due primarily to higher net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, relative to its net interest income and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense (benefit)	$17,217	$2,068	$15,149	732.5%
Income tax expense (benefit)	3,455	(475)	3,930	(827.4)
Net income	$13,762	$2,543	$11,219	441.2

Effective Tax Rate	20.1%	(23.0)%

The income tax benefit in the prior quarter was a result of treating the $13.3 million net loss associated with the securities strategy as a discrete tax benefit in the prior quarter. The tax benefit related to the net loss was $3.3 million. Without the tax benefit, income tax expense would have been $2.8 million and the effective tax rate, without the $13.3 million net pre-tax loss, would have been 18.0% for the prior quarter.

The increase in the effective tax rate from 18.0% for the prior quarter, without the tax benefit related to the securities strategy, to 20.1% for the current quarter was due primarily to recording income taxes on the current quarter distribution of earnings from the Bank to the Company. The tax on the earnings distribution was due to the recapture of a portion of the Bank’s bad debt reserves which were established prior to September 30, 1988, and are included in the Bank’s retained earnings (“pre-1988 bad debt reserves”).

The federal tax regulations prior to September 30, 1988 allowed banks to deduct, up to specified formula limits, a certain percentage of income as bad debts, for which the Bank was not required to establish a deferred tax liability. Rather, the difference was recorded in the Bank’s retained earnings. The pre-1988 bad debt reserves in retained earnings are subject to recapture by the Bank on the occurrence of certain distributions in excess of earnings and profits accumulated in tax years beginning after December 31, 1951 (“accumulated earnings and profits”). For federal tax return purposes, the net loss on the securities strategy in fiscal years 2023 and 2024 will be reported on the Company’s September 30, 2024 federal tax return, as the actual sales of the securities occurred during fiscal year 2024. Therefore, it is anticipated that a taxable net loss will be reported on the Company’s September 30, 2024 federal tax return which will result in the Bank and Company having a negative current and accumulated earnings and profit position. This requires the Bank to draw upon the pre-1988 bad debt reserves for any distributions from the Bank to the Company during the current fiscal year. The Bank is required to pay taxes on the reductions to the pre-1988 bad debt reserves equal to the current corporate tax rate at the time of the distribution of the amount of Bank earnings paid to the Company. Management and the board of directors are evaluating alternatives regarding additional fiscal year 2024 earnings distributions from the Bank to the Company as well as the implications of negative current and accumulated earnings and profit. At March 31, 2024, Capitol Federal Financial, Inc., at the holding company level, had $46.3 million in cash on deposit at the Bank.

Comparison of Operating Results for the Six Months Ended March 31, 2024 and 2023
The Company recognized net income of $16.3 million, or $0.12 per share, for the current year period, compared to net income of $30.4 million, or $0.23 per share, for the prior year period. The lower net income for the current year period was primarily a result of the $13.3 million net loss on the securities sales associated with the securities strategy, along with lower net interest income, partially offset by lower provision for credit losses and income tax expense in the current year period. Excluding the effects of the securities strategy, earnings per share would have been $0.20 for the current year period. See "Securities Strategy to Improve Earnings" section below for additional discussion.

Periodically at management's discretion, we have utilized a strategy to increase earnings which entails entering into short-term FHLB borrowings and depositing the proceeds from these FHLB borrowings, net of the purchases of FHLB stock made to meet FHLB stock holding requirements, at the Federal Reserve Bank of Kansas City ("FRB") (the "leverage strategy"). See additional information regarding the leverage strategy in the "Financial Condition as of March 31, 2024 - Leverage Strategy" section below. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction.

The net interest margin increased 17 basis points, from 1.59% for the prior year period to 1.76% for the current year period, due primarily to the leverage strategy being in place during the prior year period but not in place during the current year period. The leverage strategy negatively impacted the net interest margin for the prior year period by 20 basis points. The absence of the leverage strategy during the current year period was partially offset by the negative effect on the net interest margin of an increase in the costs of deposits and borrowings, which exceeded the increase in yields on securities and loans.

Securities Strategy to Improve Earnings
In October 2023, the Company initiated a securities strategy by selling $1.30 billion of securities, representing 94% of its securities portfolio. Since the Company did not have the intent to hold the $1.30 billion of securities to maturity at September 30, 2023, the Company recognized an impairment loss on those securities, $192.6 million of which was reflected in the Company's financial statements for the quarter ended September 30, 2023. The securities strategy was designed to allow the Company to improve its earnings stream going forward, beginning in the current fiscal year, by redeploying most of the proceeds into current market rate securities and to provide liquidity to deleverage the balance sheet utilizing the remaining proceeds. During the quarter ended December 31, 2023 the Company completed the sale of securities and recognized $13.3 million ($10.0 million net of tax), or $0.08 per share, of additional loss related to the sale of the securities. See additional information regarding the impact of the securities strategy on our financial measurements in "Average Balance Sheets" below. The $1.30 billion of securities sold had a weighted average yield of 1.22% and an average duration of 3.6 years. With the proceeds from the sale of the securities, the Company purchased $632.0 million of securities yielding 5.75%, paid down $500.0 million of borrowings with a cost of 4.70%, and held the remaining cash at the FRB earning interest at the reserve balance rate until such time as it can be used to fund commercial activity or other Bank operations.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$152,063	$134,138	$17,925	13.4%
MBS	13,653	9,559	4,094	42.8
Cash and cash equivalents	9,291	27,648	(18,357)	(66.4)
FHLB stock	5,114	7,765	(2,651)	(34.1)
Investment securities	4,860	1,776	3,084	173.6
Total interest and dividend income	$184,981	$180,886	$4,095	2.3

The increase in interest income on loans receivable was due to an increase in the weighted average yield and the average balance of the loan portfolio. The increase in the weighted average yield was due primarily to originations and purchases at higher market yields between periods, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in the average balance was mainly in the commercial real estate loan portfolio. The increase in interest income on MBS and investment securities was due to an increase in the weighted average yield, partially offset by a decrease in the average balance, both a result of the securities strategy. The decrease in interest income on cash and cash equivalents and the decrease in dividend income on FHLB stock were due mainly to the leverage strategy being utilized during the prior year period and not being utilized during the current year period. Interest income on cash and cash equivalents related to the leverage strategy decreased $27.2 million and dividend income on FHLB stock related to the leverage strategy decreased $2.8 million compared to the prior year period. Interest income on cash and cash equivalents not associated with the leverage strategy increased $8.8 million related to an increase in the average balance of cash and cash equivalents as a result of the securities strategy.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$65,858	$28,044	$37,814	134.8%
Borrowings	38,210	65,055	(26,845)	(41.3)
Total interest expense	$104,068	$93,099	$10,969	11.8

The increase in interest expense on deposits was due almost entirely to an increase in the weighted average rate paid on the deposit portfolio, specifically retail certificates of deposit and money market accounts. Interest expense on borrowings associated with the leverage strategy decreased $28.5 million compared to the prior year period due to the leverage strategy being in place during the prior year period and not being in place during the current year period. Interest expense on borrowings not associated with the leverage strategy increased $1.7 million due to new borrowings added between periods, at market interest rates higher than the overall portfolio rate, to replace maturing advances and to fund operational needs.

Provision for Credit Losses
The Bank recorded a provision for credit losses of $424 thousand during the current year period, compared to a provision for credit losses of $4.6 million for the prior year period. The provision for credit losses in the current year period was comprised of an $856 thousand increase in the ACL for loans, partially offset by a $432 thousand release in the reserve for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to commercial loan growth. The release of provision for credit losses associated with the reserve for off-balance sheet credit exposures was due primarily to a reduction in the balance of commercial off-balance sheet credit exposures due to construction loans funding and converting to permanent loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$5,026	$6,583	$(1,557)	(23.7)%
Insurance commissions	1,598	1,672	(74)	(4.4)
Net loss from securities transactions	(13,345)	—	(13,345)	N/A
Other non-interest income	2,470	2,180	290	13.3
Total non-interest income	$(4,251)	$10,435	$(14,686)	(140.7)
The decrease in deposit service fees was due primarily to a change in the fee structure of certain deposit products after the digital transformation. The net loss from securities transactions relates to the securities strategy, with no similar transaction in the prior year period. The increase in other non-interest income was due mainly to an increase in income on bank-owned life insurance related to the receipt of death benefits in the current year period while none were received in the prior year period.
Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$25,879	$26,487	$(608)	(2.3)%
Information technology and related expense	10,323	10,859	(536)	(4.9)
Occupancy, net	6,853	7,042	(189)	(2.7)
Federal insurance premium	3,587	2,058	1,529	74.3
Regulatory and outside services	3,023	2,838	185	6.5
Advertising and promotional	2,259	2,166	93	4.3
Deposit and loan transaction costs	1,409	1,301	108	8.3
Office supplies and related expense	780	1,264	(484)	(38.3)
Other non-interest expense	2,840	2,389	451	18.9
Total non-interest expense	$56,953	$56,404	$549	1.0

The decrease in salaries and employee benefits was a result of a decrease in full-time equivalent employees between the two periods as a result of management's decision to not backfill non-critical employees through natural attrition, along with a reduction in loan commissions. During fiscal year 2023, the Bank moved to a new branch staffing model comprised of decision makers and well-rounded employees that is intended to add an elevated experience for customers who choose in-person banking activities. The decrease in information technology and related expenses was due mainly to lower third-party project management expenses related to the Bank's digital transformation project during the prior year period, partially offset by higher software licensing expenses resulting from new agreements associated with the digital transformation project. The increase in the federal insurance premium was due to an increase in the Federal Deposit Insurance Corporation ("FDIC") assessment rate as a result of the way the rate is adjusted for the occurrence of a net loss during the quarter ending September 30, 2023, along with an FDIC rule that increased the FDIC initial base deposit assessment rate approximately two basis points on January 1, 2023. The decrease in office supplies and related expense was due primarily to the timing of office supply purchases and lower postage expense in the current year period, along with the write-off of the Bank's remaining inventory of unissued non-contactless debit cards during the prior year period which had become obsolete. The increase in other non-interest expense was due mainly to an increase in fraud losses and other miscellaneous expenses.

The Company's efficiency ratio was 74.29% for the current year period compared to 57.43% for the prior year period. Excluding the net losses from the securities strategy, the efficiency ratio would have been 63.28% for the current year period. The change in the efficiency ratio, excluding the securities strategy, was due primarily to lower net interest income in the current year period compared to the prior year period.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$19,285	$37,267	$(17,982)	(48.3)%
Income tax expense	2,980	6,838	(3,858)	(56.4)
Net income	$16,305	$30,429	$(14,124)	(46.4)

Effective Tax Rate	15.5%	18.3%
The lower income tax expense in the current year period was a result of treating the $13.3 million net loss on the securities sale associated with the securities strategy as a discrete tax benefit. The tax benefit related to the net loss was $3.3 million. Without the tax benefit, income tax expense would have been $6.2 million and the effective tax rate, would have been 19.1% for the current year period.

Financial Condition as of March 31, 2024
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	March 31,	December 31,	Percent	September 30,	Percent
	2024	2023	Change	2023	Change
	(Dollars and shares in thousands)
Total assets	$9,721,286	$9,576,064	6.1%	$10,177,461	(9.0)%
Available-for-sale ("AFS") securities	842,950	740,462	55.4	1,384,482	(78.2)
Loans receivable, net	7,877,569	7,947,510	(3.5)	7,970,949	(2.3)
Deposits	6,141,711	6,021,595	8.0	6,051,220	3.0
Borrowings	2,351,022	2,373,064	(3.7)	2,879,125	(36.7)
Stockholders' equity	1,024,903	1,034,121	(3.6)	1,044,054	(3.7)
Equity to total assets at end of period	10.5%	10.8%		10.3%
Average number of basic shares outstanding	130,536	132,353	(5.5)	133,225	(4.0)
Average number of diluted shares outstanding	130,536	132,353	(5.5)	133,225	(4.0)

During the current quarter, total assets increased $145.2 million, to $9.72 billion at March 31, 2024, due primarily to increases in cash and securities, partially offset by a decrease in the loan portfolio. The loan portfolio mix continued to shift from one- to four-family loans to commercial loans during the current quarter with an $88.0 million decrease in one- to four-family loans, including a $46.4 million decrease in one- to four-family correspondent loans and a $36.4 million decrease in one- to four-family originated loans, partially offset by a $20.3 million increase in commercial loans. As a result of rising interest rates and lack of housing inventory, there has been a slowdown in the housing market which has impacted the demand for residential loans and has directly impacted the Bank's one- to four-family loan portfolio. Origination and refinance activity has slowed considerably and there has been a reduction in one- to four-family loan balances through scheduled repayments and loan payoffs. While the Bank's loan activity levels are down, partially due to the interest rate environment and seasonality, management expects the Bank's one- to four-family loan portfolio will continue to decrease as cash flows from the one- to four-family portfolio will be used to fund commercial loan growth. During the current quarter, several commercial loans were prepaid which contributed to the slower growth in the balance of commercial loans. Management anticipates the balance of commercial loans will trend upward in future periods.

Total liabilities increased $154.4 million during the current quarter due primarily to a $120.1 million increase in deposits. The increase in deposits was primarily in retail certificates of deposit, all in the 14 months or shorter term category, partially offset by a decrease in retail money market accounts. During the current quarter, the Bank held a Presidents' Day certificate of deposit campaign which resulted in some customers electing to move funds from money market accounts at the Bank into the certificate of deposit portfolio. The Presidents' Day certificate of deposit campaign resulted in $147.0 million in new certificates of deposit at a weighted average rate of 5.27% and a weighted average term of 7 months. Total borrowings decreased $22.0 million during the current quarter as not all maturing FHLB borrowings were replaced. Management estimates that the Bank had $2.87 billion in additional liquidity available at March 31, 2024 based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

Total assets decreased $456.2 million from September 30, 2023 due primarily to the securities strategy. The loan portfolio decreased $93.4 million due mainly to a $154.4 million decrease in one- to four-family loans, partially offset by a $62.5 million increase in commercial loans during the current year period.

Total liabilities decreased $437.0 million from September 30, 2023 due primarily to a decrease in borrowings as some of the funds from the securities strategy were used to repay $500.0 million of BTFP borrowings. Total deposits increased $90.5 million from September 30, 2023 primarily in retail certificates of deposit, all in the 14 months or shorter term category, partially offset by a decrease in retail money market accounts.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2024		March 31, 2024
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$53,752	6.86%	$134,818	7.01%
Purchased	—	—	3,497	5.91

Commercial:
Originated	32,567	7.60	52,903	7.20
Participations/Purchased	24,447	8.09	24,447	8.09
	$110,766	7.35	$215,665	7.16

Deposit Activity
Non-maturity deposits	$(47,347)		$(85,607)
Retail/Commercial certificates of deposit	162,294		198,132

Borrowing activity
Maturities and repayments	(72,418)	2.84	(229,836)	3.26
New borrowings	50,000	4.17	200,000	4.54

Leverage Strategy
Periodically, the Bank has utilized a leverage strategy to increase earnings which entails entering into short-term FHLB borrowings and depositing the proceeds from these FHLB borrowings, net of the purchases of FHLB stock made to meet FHLB stock holding requirements, at the FRB. The leverage strategy is not a core operating business for the Company. It provides the Company the ability to utilize excess capital to generate earnings. Additionally, it is a strategy that can be exited quickly without additional costs. The profitability of the leverage strategy is attributable to net income derived from the dividends received on the increased FHLB stock holdings, plus the net interest rate spread between the yield on the leverage strategy cash at the FRB and the rate paid on the leverage strategy FHLB borrowings, less applicable FDIC premiums and estimated income tax expense. Leverage strategy borrowings are repaid prior to each quarter end so there is no impact to quarter end capital ratios. The leverage strategy was not in place during the current year period due to the strategy being unprofitable, but it was in place at points during the prior year period. During the prior year period, the average balance of cash associated with the leverage strategy was $1.37 billion and interest earned on that cash was $27.2 million, the average balance of FHLB stock associated with the leverage strategy was $64.4 million and dividends earned on that stock were $2.8 million, and the average balance of FHLB borrowings associated with the leverage strategy was $1.43 billion and the related interest expense was $28.6 million. Additionally, the Company recognized $286 thousand of FDIC premiums and $197 thousand of income tax expenses during the prior year period related to the leverage strategy. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Management continues to monitor the net interest rate spread and overall profitability of the leverage strategy.

Stockholders' Equity
Stockholders' equity totaled $1.02 billion at March 31, 2024, a decrease of $19.2 million from September 30, 2023. The decrease in stockholders' equity during the current year period was due to a $19.6 million decrease in additional paid-in capital, due mainly to share repurchases. During the current year period, the Company paid regular quarterly cash dividends totaling $22.4 million, or $0.17 per share. On April 23, 2024, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.0 million, payable on May 17, 2024 to stockholders of record as of the close of business on May 3, 2024.
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of March 31, 2024, the Bank's capital ratios exceeded the well-capitalized requirements and the Bank also exceeded all internal policy thresholds for sensitivity to changes in interest rates. As of March 31, 2024, the Bank's community bank leverage ratio was 9.1%.

At March 31, 2024, Capitol Federal Financial, Inc., at the holding company level, had $46.3 million in cash on deposit at the Bank. For fiscal year 2024, it is the intention of the Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year. To the extent that earnings in fiscal year 2024 exceed $0.34 per share, the Board of Directors will consider the payment of additional dividends. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

During the current year period, the Company repurchased 3,280,110 shares of common stock at an average price of $5.87 per share. There remains $2.0 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the FRB's existing approval for the Company to repurchase shares expires in August 2024. In February 2024, the Company notified the FRB of its intent to authorize the repurchase of up to $75 million in additional common stock over a period of time, depending upon market conditions, cash balances at the Company level, and after the completion of the Company's existing share repurchase program. This plan has no expiration date; however, the FRB's new approval for the Company to repurchase shares expires in February 2025.

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2024.

Total shares outstanding	132,685,065
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,824,976)
Net shares outstanding	129,860,089

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 49 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission (SEC). Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,
	2024	2023	2023
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $419,332, $287,748 and $213,830)	$443,513	$320,357	$245,605
AFS securities, at estimated fair value (amortized cost of $831,337, $721,612 and $1,385,992)	842,950	740,462	1,384,482
Loans receivable, net (ACL of $24,634, $24,178 and $23,759)	7,877,569	7,947,510	7,970,949
FHLB stock, at cost	109,070	110,166	110,714
Premises and equipment, net	91,105	91,475	91,531
Income taxes receivable, net	2,644	3,939	8,531
Deferred income tax assets, net	35,390	34,076	29,605
Other assets	319,045	328,079	336,044
TOTAL ASSETS	$9,721,286	$9,576,064	$10,177,461

LIABILITIES:
Deposits	$6,141,711	$6,021,595	$6,051,220
Borrowings	2,351,022	2,373,064	2,879,125
Advances by borrowers	52,698	24,839	62,993
Other liabilities	150,952	122,445	140,069
Total liabilities	8,696,383	8,541,943	9,133,407

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 132,685,065, 133,908,375 and 135,936,375 shares issued and outstanding as of March 31, 2024, December 31, 2023, and September 30, 2023, respectively	1,327	1,339	1,359
Additional paid-in capital	1,147,029	1,154,655	1,166,643
Unearned compensation, ESOP	(27,258)	(27,671)	(28,083)
Retained earnings	(110,722)	(113,357)	(104,565)
Accumulated other comprehensive income, net of tax	14,527	19,155	8,700
Total stockholders' equity	1,024,903	1,034,121	1,044,054
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,721,286	$9,576,064	$10,177,461

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans receivable	$76,122	$75,941	$152,063	$134,138
MBS	7,794	5,859	13,653	9,559
Cash and cash equivalents	4,513	4,778	9,291	27,648
FHLB stock	2,528	2,586	5,114	7,765
Investment securities	2,332	2,528	4,860	1,776
Total interest and dividend income	93,289	91,692	184,981	180,886

INTEREST EXPENSE:
Deposits	33,415	32,443	65,858	28,044
Borrowings	18,554	19,656	38,210	65,055
Total interest expense	51,969	52,099	104,068	93,099

NET INTEREST INCOME	41,320	39,593	80,913	87,787

PROVISION FOR CREDIT LOSSES	301	123	424	4,551
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	41,019	39,470	80,489	83,236

NON-INTEREST INCOME:
Deposit service fees	2,451	2,575	5,026	6,583
Insurance commissions	735	863	1,598	1,672
Net loss from securities transactions	—	(13,345)	(13,345)	—
Other non-interest income	1,457	1,013	2,470	2,180
Total non-interest income	4,643	(8,894)	(4,251)	10,435

NON-INTEREST EXPENSE:
Salaries and employee benefits	12,887	12,992	25,879	26,487
Information technology and related expense	4,954	5,369	10,323	10,859
Occupancy, net	3,481	3,372	6,853	7,042
Federal insurance premium	1,727	1,860	3,587	2,058
Regulatory and outside services	1,380	1,643	3,023	2,838
Advertising and promotional	1,271	988	2,259	2,166
Deposit and loan transaction costs	867	542	1,409	1,301
Office supplies and related expense	419	361	780	1,264
Other non-interest expense	1,459	1,381	2,840	2,389
Total non-interest expense	28,445	28,508	56,953	56,404
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	17,217	2,068	19,285	37,267
INCOME TAX EXPENSE (BENEFIT)	3,455	(475)	2,980	6,838
NET INCOME	$13,762	$2,543	$16,305	$30,429

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	March 31, 2024			December 31, 2023
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,987,323	$35,151	3.53%	$4,025,539	$35,060	3.48%
Correspondent purchased	2,369,131	19,274	3.25	2,413,900	19,660	3.26
Bulk purchased	133,832	735	2.20	136,609	694	2.03
Total one- to four-family loans	6,490,286	55,160	3.40	6,576,048	55,414	3.37
Commercial loans	1,351,574	18,708	5.48	1,306,917	18,267	5.47
Consumer loans	106,267	2,254	8.53	105,958	2,260	8.46
Total loans receivable(1)	7,948,127	76,122	3.82	7,988,923	75,941	3.78
MBS(2)	538,882	7,794	5.78	526,733	5,859	4.45
Investment securities(2)(3)	175,832	2,332	5.31	266,873	2,528	3.79
FHLB stock(4)	107,562	2,528	9.45	108,648	2,586	9.44
Cash and cash equivalents(5)	330,751	4,513	5.40	346,220	4,778	5.40
Total interest-earning assets	9,101,154	93,289	4.09	9,237,397	91,692	3.95
Other non-interest-earning assets	467,949			466,084
Total assets	$9,569,103			$9,703,481

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$878,243	438	0.20	$886,530	445	0.20
Savings	471,239	224	0.19	472,819	138	0.12
Money market	1,335,269	5,706	1.72	1,364,565	6,737	1.96
Retail certificates	2,623,613	25,297	3.88	2,555,375	23,199	3.60
Commercial certificates	51,304	510	4.00	49,558	463	3.70
Wholesale certificates	112,077	1,240	4.45	130,857	1,461	4.43
Total deposits	5,471,745	33,415	2.46	5,459,704	32,443	2.36
Borrowings(6)	2,360,776	18,554	3.15	2,467,410	19,656	3.15
Total interest-bearing liabilities	7,832,521	51,969	2.67	7,927,114	52,099	2.61
Non-interest-bearing deposits	528,278			537,144
Other non-interest-bearing liabilities	172,042			202,743
Stockholders' equity	1,036,262			1,036,480
Total liabilities and stockholders' equity	$9,569,103			$9,703,481

Net interest income(7)		$41,320			$39,593
Net interest-earning assets	$1,268,633			$1,310,283
Net interest margin(8)			1.82			1.71
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.17x

Selected performance ratios:
Return on average assets (annualized)(9)(14)			0.58%			0.10%
Return on average equity (annualized)(10)(14)			5.31			0.98
Average equity to average assets			10.83			10.68
Operating expense ratio (annualized)(11)			1.19			1.18
Efficiency ratio(12)(14)			61.89			92.86
Pre-tax yield on leverage strategy(13)			—			—

	For the Six Months Ended
	March 31, 2024			March 31, 2023
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$4,006,536	$70,211	3.50%	$4,050,149	$67,024	3.31%
Correspondent purchased	2,391,638	38,934	3.26	2,383,295	36,642	3.07
Bulk purchased	135,228	1,429	2.11	145,779	847	1.16
Total one- to four-family loans	6,533,402	110,574	3.38	6,579,223	104,513	3.18
Commercial loans	1,329,123	36,974	5.47	1,085,870	25,917	4.72
Consumer loans	106,112	4,515	8.51	102,705	3,708	7.24
Total loans receivable(1)	7,968,637	152,063	3.80	7,767,798	134,138	3.45
MBS(2)	532,774	13,653	5.13	1,197,462	9,559	1.60
Investment securities(2)(3)	221,601	4,860	4.39	525,047	1,776	0.68
FHLB stock(4)	108,108	5,114	9.46	182,737	7,765	8.52
Cash and cash equivalents(5)	338,528	9,291	5.40	1,389,121	27,648	3.94
Total interest-earning assets	9,169,648	184,981	4.02	11,062,165	180,886	3.26
Other non-interest-earning assets	467,011			255,882
Total assets	$9,636,659			$11,318,047

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$882,409	883	0.20	$998,604	657	0.13
Savings	472,034	362	0.15	543,630	201	0.07
Money market	1,349,997	12,443	1.84	1,690,893	6,218	0.74
Retail certificates	2,589,307	48,496	3.75	2,119,905	18,882	1.79
Commercial certificates	50,426	973	3.86	36,413	301	1.66
Wholesale certificates	121,518	2,701	4.45	112,272	1,785	3.19
Total deposits	5,465,691	65,858	2.41	5,501,717	28,044	1.02
Borrowings(6)	2,414,384	38,210	3.16	3,983,434	65,055	3.25
Total interest-bearing liabilities	7,880,075	104,068	2.64	9,485,151	93,099	1.96
Non-interest-bearing deposits	532,735			575,518
Other non-interest-bearing liabilities	187,477			182,083
Stockholders' equity	1,036,372			1,075,295
Total liabilities and stockholders' equity	$9,636,659			$11,318,047

Net interest income(7)		$80,913			$87,787
Net interest-earning assets	$1,289,573			$1,577,014
Net interest margin(8)			1.76			1.59
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.17x

Selected performance ratios:
Return on average assets (annualized)(9)(14)			0.34%			0.54%
Return on average equity (annualized)(10)(14)			3.15			5.66
Average equity to average assets			10.75			9.50
Operating expense ratio (annualized)(11)			1.18			1.00
Efficiency ratio(12)(14)			74.29			57.43
Pre-tax yield on leverage strategy(13)			—			0.15

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)There were no nontaxable securities included in the average balance of investment securities for the quarter ended March 31, 2024. The average balance of investment securities includes an average balance of nontaxable securities of $201 thousand for the quarter ended December 31, 2023, and $101 thousand and $1.1 million for the six-month periods ended March 31, 2024 and March 31, 2023, respectively.
(4)There was no FHLB stock related to the leverage strategy for the quarter and six-month period ended March 31, 2024 and the quarter ended December 31, 2023. Included in this line, for the six-month period ended March 31, 2023, is FHLB stock related to the leverage strategy with an average outstanding balance of $64.4 million and dividend income of $2.8 million, at a weighted average yield of 8.58%, and FHLB stock not related to the leverage strategy with an average outstanding balance of $118.4 million, and dividend income of $5.0 million, at a weighted average yield of 8.49%.
(5)There was no cash and cash equivalents related to the leverage strategy during the quarter and six-month period ended March 31, 2024 and the quarter ended December 31, 2023. The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.37 billion and interest income of $27.2 million, at a weighted average yield of 3.93% during the six-month period ended March 31, 2023.
(6)There were no borrowings related to the leverage strategy during the quarter and six-month period ended March 31, 2024 and the quarter ended December 31, 2023. Included in this line, for the six-month period ended March 31, 2023 are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.43 billion and interest paid of $28.6 million, at a weighted average rate of 3.95%, and borrowings not related to the leverage strategy with an average outstanding balance of $2.55 billion, and interest paid of $36.5 million, at a weighted average rate of 2.86%. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is profitability measure for financial institutions.
(9)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(10)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(11)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(12)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, related to its net interest margin and non-interest income.
(13)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction. Management believes this ratio is important to investors as it provides the yield the Company is earning on the leverage strategy transaction.
(14)The table below provides a reconciliation between performance measures presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance measures excluding the impact of the net loss on the securities transactions associated with the securities strategy, which are not presented in accordance with GAAP. The securities strategy was non-recurring in nature; therefore management believes it is meaningful to investors to present certain financial measures excluding the securities strategy to better evaluate the Company's core operations. See information regarding the securities strategy in "Comparison of Operating Results for the Six Months Ended March 31, 2024 and March 31, 2023 - Securities Strategy".

	For the Three Months Ended			For the Six Months Ended
	December 31, 2023			March 31, 2024
			Excluding			Excluding
			Securities			Securities
	Actual	Securities	Strategy	Actual	Securities	Strategy
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.10%	(0.42)%	0.52%	0.34%	(0.21)%	0.55%
Return on average equity (annualized)	0.98	(3.89)	4.87	3.15	(1.94)	5.09
Efficiency Ratio	92.86	28.13	64.73	74.29	11.01	63.28
Earnings per share(15)	$0.02	$(0.08)	$0.10	$0.12	$(0.08)	$0.20
(15)Earnings per share is calculated as net income divided by average shares outstanding. Management believes earnings per share is an important measure to investors as it shows the Company's earnings in relation to the Company's outstanding shares.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	March 31, 2024			December 31, 2023			September 30, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,950,097	3.47%	50.1%	$3,986,479	3.44%	50.1%	$3,978,837	3.39%	49.9%
Correspondent purchased	2,314,448	3.46	29.3	2,360,843	3.45	29.7	2,405,911	3.44	30.1
Bulk purchased	132,284	2.28	1.7	134,504	2.10	1.7	137,193	1.85	1.7
Construction	40,628	4.84	0.5	43,631	4.47	0.5	69,974	3.68	0.9
Total	6,437,457	3.45	81.6	6,525,457	3.42	82.0	6,591,915	3.38	82.6
Commercial:
Commercial real estate	1,035,634	5.32	13.1	1,019,431	5.27	12.8	995,788	5.29	12.5
Commercial and industrial	112,123	6.53	1.4	113,686	6.46	1.4	112,953	6.36	1.4
Construction	202,201	5.54	2.6	196,493	5.41	2.5	178,746	5.01	2.2
Total	1,349,958	5.46	17.1	1,329,610	5.39	16.7	1,287,487	5.35	16.1
Consumer loans:
Home equity	96,114	8.86	1.2	96,952	8.84	1.2	95,723	8.83	1.2
Other	9,203	5.50	0.1	9,670	5.32	0.1	9,256	5.20	0.1
Total	105,317	8.57	1.3	106,622	8.52	1.3	104,979	8.51	1.3
Total loans receivable	7,892,732	3.86	100.0%	7,961,689	3.82	100.0%	7,984,381	3.76	100.0%

Less:
ACL	24,634			24,178			23,759
Deferred loan fees/discounts	30,007			30,653			31,335
Premiums/deferred costs	(39,478)			(40,652)			(41,662)
Total loans receivable, net	$7,877,569			$7,947,510			$7,970,949

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2024		March 31, 2024
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,961,689	3.82%	$7,984,381	3.76%
Originated and refinanced	86,319	7.14	187,721	7.06
Purchased and participations	24,447	8.09	27,944	7.82
Change in undisbursed loan funds	34,642		117,888
Repayments	(214,365)		(424,976)
Principal (charge-offs)/recoveries, net	—		(1)
Other	—		(225)
Ending balance	$7,892,732	3.86	$7,892,732	3.86

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of March 31, 2024. Credit scores were updated in September 2023 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,950,097	61.4%	3.47%	771	59%	$166
Correspondent purchased	2,314,448	35.9	3.46	767	64	410
Bulk purchased	132,284	2.1	2.28	771	55	284
Construction	40,628	0.6	4.84	770	46	415
	6,437,457	100.0	3.45	770	61	214

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended				For the Six Months Ended
	March 31, 2024				March 31, 2024
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$41,844	6.21%	73%	772	$111,348	6.60%	74%	768
Correspondent purchased	—	—	—	—	3,497	5.91	70	765
	$41,844	6.21	73	772	$114,845	6.58	74	768

As of March 31, 2024 the Bank had one- to four-family loan origination and refinance commitments of $54.5 million at a weighted average rate of 6.39%. There were no one- to four-family correspondent loan purchase commitments at March 31, 2024.

Commercial Loans: During the six months ended March 31, 2024, the Bank originated $52.9 million of commercial loans and entered into commercial loan participations totaling $24.4 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $134.9 million at a weighted average rate of 6.15%.

As of March 31, 2024, December 31, 2023, and September 30, 2023, the Bank's commercial and industrial gross loan amounts (unpaid principal plus undisbursed amounts) totaled $164.8 million, $157.2 million, and $158.5 million, respectively, and commitments totaled $2.9 million at March 31, 2024.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of March 31, 2024, the Bank had six commercial real estate and commercial construction loan commitments totaling $85.0 million, at a weighted average rate of 7.89%. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects. Of the total commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of March 31, 2024, management anticipates funding approximately $85 million during the June 2024 quarter, $76 million during the September 2024 quarter, $70 million during the December 2024 quarter, and $141 million during the March 2025 quarter or later.

	March 31, 2024				December 31, 2023
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Retail building	138	$276,593	$66,120	$342,713	$349,028
Senior housing	34	304,207	9,155	313,362	330,077
Multi-family	40	133,348	167,937	301,285	302,908
Hotel	16	217,548	27,788	245,336	231,987
Office building	79	128,686	913	129,599	129,348
One- to four-family property	353	58,943	4,718	63,661	65,583
Single use building	31	39,141	4,693	43,834	43,815
Warehouse/manufacturing	39	32,100	560	32,660	36,056
Other	66	47,269	13,722	60,991	52,193
	796	$1,237,835	$295,606	$1,533,441	$1,540,995

Weighted average rate		5.36%	6.25%	5.53%	5.44%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	March 31, 2024				December 31, 2023
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	592	$502,060	$156,516	$658,576	$662,756
Missouri	151	263,319	38,650	301,969	326,593
Texas	17	288,716	55,633	344,349	347,825
Colorado	9	44,034	10,717	54,751	49,428
Nebraska	8	37,359	275	37,634	37,799
Tennessee	1	32,944	1,576	34,520	39,569
Arkansas	4	32,871	658	33,529	32,956
Other	14	36,532	31,581	68,113	44,069
	796	$1,237,835	$295,606	$1,533,441	$1,540,995

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of March 31, 2024.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	10	$488,649
>$15 to $30 million	18	381,168
>$10 to $15 million	14	169,975
>$5 to $10 million	32	234,841
$1 to $5 million	137	325,280
Less than $1 million	1,178	186,284
	1,389	$1,786,197

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at March 31, 2024, approximately 68% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	72	$6,803	77	$7,746	88	$9,078	67	$6,377	45	$4,116
Correspondent purchased	10	3,144	16	6,049	17	5,192	20	6,704	10	3,436
Bulk purchased	5	856	4	583	1	149	—	—	3	287
Construction	—	—	—	—	4	1,123	—	—	—	—
Commercial	11	3,354	14	3,809	5	94	6	573	5	389
Consumer	35	601	40	766	30	730	22	469	22	352
	133	$14,758	151	$18,953	145	$16,366	115	$14,123	85	$8,580
30 to 89 days delinquent loans
to total loans receivable, net		0.19%		0.24%		0.21%		0.18%		0.11%

	Non-Performing Loans and OREO at:
	March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	23	$2,380	29	$3,749	24	$2,246	16	$1,582	15	$1,084
Correspondent purchased	8	3,969	10	4,164	9	3,410	8	1,854	7	1,803
Bulk purchased	3	962	2	942	2	942	3	1,149	3	1,212
Commercial	11	1,203	8	1,198	12	2,183	8	1,225	7	1,152
Consumer	10	250	5	116	9	113	3	51	7	51
	55	8,764	54	10,169	56	8,894	38	5,861	39	5,302

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.11%		0.13%		0.11%		0.07%		0.07%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	—	$—	—	$—	2	$215	3	$295	2	$187
Correspondent purchased	—	—	—	—	1	282	—	—	—	—
Bulk purchased	—	—	—	—	—	—	1	257	1	257
Commercial	1	25	1	18	1	18	2	29	3	104
Consumer	—	—	—	—	—	—	1	37	—	—
	1	25	1	18	4	515	7	618	6	548
Total nonaccrual loans	56	8,789	55	10,187	60	9,409	45	6,479	45	5,850

Nonaccrual loans as a percentage of total loans		0.11%		0.13%		0.12%		0.08%		0.07%

OREO:
One- to four-family:
Originated(2)	1	$67	2	$225	—	$—	—	$—	2	$160
Correspondent purchased	—	—	1	219	1	219	—	—	—	—
	1	67	3	444	1	219	—	—	2	160
Total non-performing assets	57	$8,856	58	$10,631	61	$9,628	45	$6,479	47	$6,010

Non-performing assets as a percentage of total assets		0.09%		0.11%		0.09%		0.06%		0.06%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented.

	March 31, 2024		December 31, 2023		September 30, 2023
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$21,531	$21,033	$19,601	$22,659	$18,603	$19,314
Commercial	19,886	1,969	15,097	1,221	16,407	1,293
Consumer	263	309	335	175	327	190
	$41,680	$23,311	$35,033	$24,055	$35,337	$20,797

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at March 31, 2024 to account for economic uncertainty that may not be adequately captured in the third-party economic forecast scenarios and other management considerations related to commercial loans to account for credit risks not fully reflected in the discounted cash flow model.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. On October 1, 2023, the Bank adopted Accounting Standards Update ("ASU") 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02"), which eliminated the accounting guidance for troubled debt restructurings by creditors. The Company applied a modified retrospective approach when adopting ASU 2022-02, resulting in a cumulative-effect adjustment which is reflected in the table below ("ASU 2022-02 Adoption"). The reserve for off-balance sheet credit exposures totaled $3.7 million at March 31, 2024.

	For the Three Months Ended	For the Six Months Ended
	March 31, 2024	March 31, 2024
	(Dollars in thousands)
Balance at beginning of period	$24,178	$23,759
ASU 2022-02 Adoption	—	20
Charge-offs:
One- to four-family	—	—
Commercial	(10)	(10)
Consumer	(8)	(15)
Total charge-offs	(18)	(25)
Recoveries:
One- to four-family	3	8
Commercial	—	1
Consumer	15	15
Total recoveries	18	24
Net (charge-offs) recoveries	—	(1)
Provision for credit losses	456	856
Balance at end of period	$24,634	$24,634

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	—	0.01
ACL to non-performing loans at end of period	280.28	280.28
ACL to loans receivable at end of period	0.31	0.31
ACL to net charge-offs (annualized)	32,575x	10,971x

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	March 31,	December 31,	September 30,	March 31,	December 31,	September 30,
	2024	2023	2023	2024	2023	2023
	(Dollars in thousands)
One- to four-family	$5,060	$5,248	$5,328	0.08%	0.08%	0.08%
Commercial:
Commercial real estate	16,605	16,152	15,589	1.60	1.58	1.57
Commercial and industrial	1,019	973	1,104	0.91	0.86	0.98
Construction	1,706	1,553	1,487	0.84	0.79	0.83
Total	19,330	18,678	18,180	1.43	1.40	1.41
Consumer	244	252	251	0.23	0.24	0.24
Total	$24,634	$24,178	$23,759	0.31	0.30	0.30

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at March 31, 2024. Overall, fixed-rate securities comprised 94% of our securities portfolio at March 31, 2024. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$636,387	5.68%	6.2
U.S. Treasury bills	99,408	5.38	0.1
U.S. government-sponsored enterprise debentures	91,542	5.62	5.5
Corporate bonds	4,000	5.12	8.1
	$831,337	5.63	5.4

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2024			March 31, 2024
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$740,462	5.67%	3.9	$1,384,482	1.35%	3.8
Maturities and repayments	(205,929)			(255,533)
Proceeds from sale	—			(1,272,512)
Net amortization of (premiums)/discounts	2,970			5,741
Purchases	312,684	5.34	5.6	980,994	5.60	4.4
Net loss from securities transactions	—			(13,345)
Change in valuation on AFS securities	(7,237)			13,123
Ending balance - carrying value	$842,950	5.63	5.4	$842,950	5.63	5.4

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The increase in the deposit portfolio rate from March 31, 2024 compared to December 31, 2023 and September 30, 2023 was due mainly to higher rates on retail certificates of deposit.

	March 31, 2024			December 31, 2023			September 30, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$549,818	—%	8.9%	$555,382	—%	9.2%	$558,326	—%	9.2%
Interest-bearing checking	902,848	0.19	14.7	895,665	0.17	14.9	901,994	0.19	14.9
Savings	482,503	0.27	7.9	471,372	0.12	7.8	480,091	0.12	7.9
Money market	1,300,252	1.67	21.2	1,360,349	1.96	22.6	1,380,617	1.96	22.8
Retail certificates of deposit	2,725,110	4.01	44.4	2,569,391	3.75	42.7	2,533,954	3.47	41.9
Commercial certificates of deposit	55,727	4.19	0.9	49,152	3.80	0.8	48,751	3.56	0.8
Public unit certificates of deposit	125,453	4.61	2.0	120,284	4.54	2.0	147,487	4.44	2.5
	$6,141,711	2.32	100.0%	$6,021,595	2.20	100.0%	$6,051,220	2.07	100.0%

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of March 31, 2024. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2024	$275,000	3.77%	2.57%
2025	650,000	3.30	2.96
2026	575,000	2.81	2.95
2027	482,500	3.14	3.25
2028	320,492	4.92	4.17
2029	50,000	4.17	4.17
	$2,352,992	3.44	3.16

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. During the current year period, management paid down BTFP borrowings with the proceeds received from the securities strategy.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2024			March 31, 2024
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,375,410	3.13%	2.0	$2,882,828	3.34%	1.8
Maturities and repayments	(72,418)	2.84		(229,836)	3.26
New FHLB borrowings	50,000	4.17	5.0	200,000	4.54	4.0
BTFP, net	—	—	—	(500,000)	4.70	—
Ending balance	$2,352,992	3.16	1.9	$2,352,992	3.16	1.9

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of March 31, 2024.

	June 30,	September 30,	December 31,	March 31,
	2024	2024	2024	2025	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$488,977	$497,837	$577,131	$473,162	$2,037,107
Repricing Rate	4.05%	4.45%	4.41%	4.43%	4.33%
Public Unit Certificates:
Amount	$31,563	$34,985	$29,025	$17,526	$113,099
Repricing Rate	4.42%	4.63%	4.67%	4.90%	4.62%
Non-Amortizing FHLB Advances:
Amount	$100,000	$175,000	$200,000	$150,000	$625,000
Repricing Rate	1.98%	2.91%	3.35%	1.93%	2.67%
Total
Amount	$620,540	$707,822	$806,156	$640,688	$2,775,206
Repricing Rate	3.73%	4.08%	4.15%	3.86%	3.97%

The following table sets forth the WAM information for our certificates of deposit, in years, as of March 31, 2024.

Retail certificates of deposit	1.0
Commercial certificates of deposit	0.8
Public unit certificates of deposit	0.6
Total certificates of deposit	0.9

Average Rates and Lives
At March 31, 2024, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.10) billion, or (11.3)% of total assets, compared to $(679.7) million, or (7.1)% of total assets, at December 31, 2023. The change in the one-year gap amount was due to an increase in the amount of liability cash flows coming due in one year at March 31, 2024, partially offset by an increase in the amount of asset cash flows coming due during the same time period, compared to December 31, 2023. The increase in liability cash flows was due primarily to an increase in certificates of deposit scheduled to mature within one year as of March 31, 2024, compared to December 31, 2023, as the Bank continued to offer its highest rates on shorter-term certificates of deposit. The increase in asset cash flows was due primarily to an increase in the balance of cash between the two periods.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2024, the Bank's one-year gap is projected to be $(1.21) billion, or (12.5)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily as a result of lower prepayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(789.7) million, or (8.2)% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2023.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2024. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$842,950	5.63%	3.6		9.1%
Loans receivable:
Fixed-rate one- to four-family	5,476,286	3.34	6.7	69.4%	59.0
Fixed-rate commercial	468,257	4.61	3.0	5.9	5.0
All other fixed-rate loans	49,291	5.86	6.8	0.6	0.5
Total fixed-rate loans	5,993,834	3.46	6.4	75.9	64.5
Adjustable-rate one- to four-family	920,543	3.95	4.0	11.7	9.9
Adjustable-rate commercial	881,701	5.98	7.4	11.2	9.5
All other adjustable-rate loans	96,654	8.35	3.0	1.2	1.0
Total adjustable-rate loans	1,898,898	5.12	5.5	24.1	20.4
Total loans receivable	7,892,732	3.86	6.2	100.0%	84.9
FHLB stock	109,070	9.47	2.0		1.2
Cash and cash equivalents	443,513	5.10	—		4.8
Total interest-earning assets	$9,288,265	4.14	5.6		100.0%

Non-maturity deposits	$2,685,603	0.92	6.8	48.0%	33.8%
Retail certificates of deposit	2,725,110	4.01	1.0	48.7	34.3
Commercial certificates of deposit	55,727	4.19	0.8	1.0	0.7
Public unit certificates of deposit	125,453	4.61	0.6	2.3	1.6
Total interest-bearing deposits	5,591,893	2.54	3.8	100.0%	70.4
Term borrowings	2,353,963	3.16	1.9		29.6
Total interest-bearing liabilities	$7,945,856	2.73	3.2		100.0%